Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2015 RESULTS AND AUTHORIZATION OF A $100 MILLION COMMON STOCK REPURCHASE PROGRAM

DALLAS – January 27, 2016 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Generated earnings of $28.4 million or $0.26 per diluted common share
•	Paid common dividend of $0.26 per common share
•	Book value decreased 4.5%, or $0.54 to $11.42 per common share
•	Financing spreads on residential mortgage investments increased 16 basis points to 0.90% primarily reflecting lower mortgage prepayment levels
•	Agency-guaranteed ARM portfolio and leverage ended the quarter at $14.15 billion and 9.28 times long-term investment capital, respectively
•	Board authorized up to $100 million in common stock repurchases

Capstead reported net income of $28.4 million or $0.26 per diluted common share for the quarter ended December 31, 2015.  This compares to net income of $21.1 million or $0.18 per diluted common share for the quarter ended September 30, 2015.  The Company paid a fourth quarter 2015 dividend of $0.26 per common share on January 20, 2016.

Fourth Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  This positions the Company to benefit from a potential recovery in financing spreads that typically contract during periods of rising interest rates and can result in smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM and fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

For the quarter ended December 31, 2015, the Company reported net interest margins related to its residential mortgage investments of $33.6 million compared to $27.2 million for the quarter ended September 30, 2015.  Financing spreads on residential mortgage investments averaged 0.90% during the fourth quarter of 2015, an increase of 16 basis points from financing spreads earned during the third quarter of 2015.  The increase in net interest margins and financing spreads is primarily attributable to lower investment premium amortization resulting from lower mortgage prepayment levels.  Other factors include increases in ARM loan coupon interest rates that contributed to a two basis point increase in average yields offset by four basis points in higher average borrowing rates.  Net margins also benefited from higher portfolio balances.  Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on secured borrowings, adjusted for related currently-paying interest rate swap agreements held for hedging purposes.

Yields on Capstead’s $14.15 billion portfolio of residential mortgage investments averaged 1.63% during the fourth quarter of 2015, an increase of 20 basis points from yields reported for the third quarter 2015.  Investment premium amortization decreased by $5.6 million and related portfolio yields increased by 18 basis points, largely as a result of declining mortgage prepayments on mortgage loans underlying the portfolio.  Mortgage prepayments significantly impact portfolio yields because investment premiums are amortized to earnings based on actual and expected future levels of mortgage prepayments.  Mortgage prepayment rates for the fourth quarter averaged an annualized constant prepayment rate, or CPR, of 19.62% compared to 23.21% CPR reported for the third quarter of 2015.  Additionally, average yields benefited as coupon interest rates on a portion of the mortgage loans underlying the portfolio reset higher largely as a result of higher prevailing six and 12-month interest rate indices.

The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the indicated periods (dollars in thousands):

	Quarter Ended December 31, 2015	Year Ended December 31, 2015
Residential mortgage investments, beginning of period	$13,958,707	$13,908,104
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.49% and 2.47%, respectively	1,095,846	3,761,789
Investment premiums on acquisitions*	34,006	125,262
Portfolio runoff (principal amount)	(830,658)	(3,421,026)
Investment premium amortization	(28,732)	(121,190)
Decrease in net unrealized gains on securities classified as available-for-sale	(74,432)	(98,202)
Residential mortgage investments, end of period	$14,154,737	$14,154,737
Increase in residential mortgage investments during the indicated periods	$196,030	$246,633

*	Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances. Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments. As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.96 billion in secured borrowings, after adjusting for hedging activities, averaged 0.73% during the fourth quarter of 2015, compared to 0.69% for the third quarter of 2015.  The increase is largely attributable to market conditions, most notably the mid-December Federal Reserve action to raise the Federal Funds Rate by 25 basis points.  To help mitigate exposure to rising short-term interest rates, the Company uses pay-fixed, receive-variable interest rate swap agreements with two-year interest payment terms supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  Excluding $1.70 billion notional amount of swap agreements that expired January 4, 2016, at year-end the Company held $6.70 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the first quarter 2018 and a weighted average expiration of 13 months.  Secured borrowings with remaining maturities of greater than six months totaled $1.55 billion at year-end with a weighted average remaining maturity of eight months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 1.05% during the fourth quarter of 2015 and 1.02% for the year.  Capstead remains a clear leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $98 million of long-term unsecured borrowings, net of deferred issue costs, decreased $51.1 million during the fourth quarter of 2015 to $1.40 billion at year-end.  This reflects lower unrealized portfolio gains partially offset by a decrease in unrealized losses on interest rate swap agreements held for hedging purposes.  Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 9.28 to one at December 31, 2015 from 8.81 to one at September 30, 2015.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and year ended December 31, 2015:

	Quarter Ended December 31, 2015		Year Ended December 31, 2015
Book value per common share, beginning of period	$11.96		$12.52
Change in unrealized gains and losses on mortgage securities classified as available-for-sale	(0.78)		(1.02)
Change in unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	0.22		0.12
Unsecured borrowings	0.02		(0.05)
	(0.54)	(4.5)%	(0.95)	(7.6)%
Capital transactions:
Dividend distributions in excess of earnings	–		(0.17)
Other (principally related to equity awards)	–		0.02
	–	–%	(0.15)	(1.2)%
Book value per common share, end of period	$11.42		$11.42

Decrease in book value per common share during the indicated periods	$(0.54)	(4.5)%	$(1.10)	(8.8)%

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet (see page 12 for further information).  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of Capstead’s portfolio is less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM and/or fixed-rate loans.

Common Stock Repurchase Program

On January 27, 2016 Capstead’s Board of Directors authorized the repurchase of up to $100 million in common stock when such repurchases are deemed by management to be appropriate relative to portfolio reinvestment options and liquidity needs.

Any repurchases made pursuant to the program will be made in the open market from time to time in accordance with and as permitted by securities laws and other legal requirements.  The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.  In addition, the Company may enter into Rule 10b5-1 plans under which repurchases can be made. The authorization does not obligate the Company to acquire any particular amount of common stock and repurchases under the program and the program itself may be suspended or discontinued at the Company’s discretion without prior notice.

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Our fourth quarter earnings reflect the benefit of lower mortgage prepayment levels due to receding refinancing activity and seasonal factors.  This has resulted in lower investment premium amortization and has contributed to higher portfolio yields.  Mortgage prepayment levels are heavily influenced by the availability of mortgage financing with attractive terms and the overall health of the housing markets.  Portfolio yields are also benefiting from higher coupon interest rate resets as mortgage loans underlying our portfolio of agency-guaranteed ARM securities reset to higher rates reflecting higher prevailing six and 12-month interest rate indices.  Most of these loans reset annually based on margins over indices such as the 12-month London Interbank Offered Rate, which increased nearly 33 basis points during the fourth quarter.  As illustrated on page 13 of this press release, a sizable portion of our portfolio is scheduled to reset in rate at least once over the next 18 months potentially resulting in higher yields for this portion of our portfolio based on the indices in effect at year-end.

“With the Federal Reserve acting in mid-December to increase the Federal Funds Rate for the first time in nine years, rates on 30- to 90-day secured borrowings entered into in December increased correspondingly.  However, our overall borrowing rates are fairly insulated for most of 2016 through interest rate swap agreements and longer-maturity borrowings which we believe will allow time for yields on our portfolio to improve with ongoing coupon interest rate resets.  This illustrates how our strategy of investing in agency-guaranteed ARM securities is intended to operate to the benefit of our stockholders over the longer term.

“In August 2015, we began supplementing our borrowings under repurchase arrangements with advances from the Federal Home Loan Bank (“FHLB”) of Cincinnati through a wholly-owned captive insurer and as of December 31, 2015 these advances totaled $2.88 billion.  On January 12, 2016 the FHLB system regulator finalized rules originally proposed in 2014 that generally preclude captive insurers from remaining members beyond early February 2017 with transition rules that require outstanding advances to be repaid upon maturity or by that date.  In response to this action, we reduced our exposure to the FHLB by $1.58 billion to $1.30 billion as of January 27, 2016 and anticipate continuing to migrate balances away from the FHLB over course of the year.  Market conditions have been supportive of this transition with financing for agency-guaranteed mortgage securities widely available at reasonable rates.

“Portfolio leverage increased to 9.28 to one at year-end from 8.81 to one at September 30, 2015 primarily as a result of declines in unrealized portfolio gains that were only partially offset by higher interest rate swap valuations.  Additionally, we took advantage of lower pricing levels to increase the portfolio modestly during the quarter.  We are comfortable with this level of leverage given the current health and breadth of the financing market for agency-guaranteed mortgage securities and the composition of our portfolio.

“Our economic returns in 2015, in which declines in our book value nearly outstripped our dividend payout, compare favorably with economic returns produced by other mortgage REITs.  However, our earnings were weak this past summer due largely to relatively high levels of mortgage prepayments and worsening investor sentiment as the economy approached a Federal Reserve interest rate tightening cycle.  This has weighed heavily on our stock price, particularly during the latter half of 2015 and into 2016.  Recently our stock price has traded below 75% of current book value per common share, representing what we believe to be an attractive investment opportunity.  In response, our Board has authorized the repurchase of up to $100 million of our common stock provided the capital available is not needed for liquidity purposes and could be more advantageously deployed into share repurchases.

“In conclusion, despite current headwinds we remain confident in and focused on our investment strategy of managing a leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 28, 2016 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through April 28, 2016.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10079222.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for May 25, 2016.  The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on March 28, 2016 and the proxy statement and annual report will be mailed to stockholders on or about April 13, 2016.

Scheduled 2016 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 10	March 31	April 20
Second	June 9	June 30	July 20
Third	September 8	September 30	October 20
Fourth	December 8	December 30	January 20, 2017

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Home Loan Bank system and similar federal government agencies and related guarantees;
•	other changes in legislation or regulation affecting the mortgage and banking industries;
•	changes in market conditions as a result of Federal Reserve monetary policy or federal government fiscal challenges;
•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except ratios, pledged and per share amounts)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets
Residential mortgage investments ($13.54 and $13.48 billion pledged at December 31, 2015 and December 31, 2014, respectively)	$14,154,737	$13,908,104
Cash collateral receivable from interest rate swap counterparties	50,193	53,139
Interest rate swap agreements at fair value	7,720	1,657
Cash and cash equivalents	54,185	307,526
Receivables and other assets	179,531	116,525
	$14,446,366	$14,386,951
Liabilities
Secured borrowings	$12,958,394	$12,806,843
Interest rate swap agreements at fair value	26,061	27,034
Unsecured borrowings	97,986	97,882
Common stock dividend payable	25,979	34,054
Accounts payable and accrued expenses	39,622	30,367
	13,148,042	12,996,180
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:7.50% Cumulative Redeemable Preferred Stock, Series E,8,156 and 7,618 shares issued and outstanding ($203,902 and $190,454 aggregate liquidation preferences) at December 31, 2015 and December 31, 2014, respectively	197,172	183,936
Common stock - $0.01 par value; 250,000 shares authorized:95,825 and 95,848 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	958	958
Paid-in capital	1,310,563	1,325,340
Accumulated deficit	(346,464)	(346,885)
Accumulated other comprehensive income	136,095	227,422
	1,298,324	1,390,771
	$14,446,366	$14,386,951
Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,396,310	$1,488,653
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.28:1	8.60:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$11.42	$12.52

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Interest income
Residential mortgage investments	$57,518	$56,350	$215,989	$226,749
Other	60	99	341	315
	57,578	56,449	216,330	227,064
Interest expense
Secured borrowings	(23,937)	(18,107)	(85,521)	(65,155)
Unsecured borrowings	(2,087)	(2,122)	(8,454)	(8,488)
	(26,024)	(20,229)	(93,975)	(73,643)
	31,554	36,220	122,355	153,421
Other revenue (expense)
Salaries and benefits	(1,136)	(996)	(4,392)	(4,112)
Short-term incentive compensation	(1,166)	(565)	(4,112)	(2,115)
Long-term incentive compensation	(325)	(201)	(1,696)	(2,075)
Other general and administrative expense	(1,170)	(929)	(4,798)	(4,157)
Miscellaneous other revenue (expense)	600	(55)	968	(142)
	(3,197)	(2,746)	(14,030)	(12,601)
Net income	$28,357	$33,474	$108,325	$140,820
Net income available to common stockholders
Net income	$28,357	$33,474	$108,325	$140,820
Less preferred stock dividends	(3,821)	(3,565)	(15,160)	(13,781)
	$24,536	$29,909	$93,165	$127,039

Net income per common share
Basic and diluted	$0.26	$0.31	$0.97	$1.33

Weighted average common shares outstanding
Basic	95,536	95,411	95,509	95,391
Diluted	95,718	95,674	95,701	95,629

Cash dividends declared per share
Common	$0.26	$0.34	$1.14	$1.36
Series E preferred	0.47	0.47	1.88	1.88

CAPSTEAD MORTGAGE CORPORATION
CONDENSED QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS
(unaudited)

	2015				2014
	Q4	Q3	Q2	Q1	Q4	Q3
Condensed Quarterly Statements of Income:
(in thousands, except per share amounts)
Interest income on residential mortgage investments (before investment premium amortization)	$86,250	$83,808	$83,398	$83,723	$82,509	$82,146
Investment premium amortization	(28,732)	(34,323)	(33,057)	(25,078)	(26,159)	(28,284)
Related interest expense	(23,937)	(22,272)	(20,098)	(19,214)	(18,107)	(16,099)
	33,581	27,213	30,243	39,431	38,243	37,763
Other interest income (expense)*	(2,027)	(2,034)	(2,023)	(2,029)	(2,023)	(2,044)
	31,554	25,179	28,220	37,402	36,220	35,719
Salaries and benefits	(1,136)	(1,104)	(1,103)	(1,049)	(996)	(999)
Short-term incentive compensation	(1,166)	(1,424)	(830)	(692)	(565)	(613)
Long-term incentive compensation	(325)	(536)	(227)	(608)	(201)	(624)
Other general and administrative expense	(1,170)	(1,309)	(1,170)	(1,149)	(929)	(1,058)
Miscellaneous other revenue (expense)	600	261	54	53	(55)	(34)
	(3,197)	(4,112)	(3,276)	(3,445)	(2,746)	(3,328)
Net income	$28,357	$21,067	$24,944	$33,957	$33,474	$32,391
Net income per diluted common share	$0.26	$0.18	$0.22	$0.32	$0.31	$0.30
Average diluted common shares outstanding	95,718	95,721	95,689	95,674	95,674	95,677
Select Operating Statistics:
(dollars in millions, percentages annualized)
Average portfolio outstanding
(cost basis)	$14,116	$13,885	$13,854	$13,834	$13,597	$13,457
Average long-term investment capital (“LTIC”)	1,431	1,475	1,502	1,500	1,506	1,508
Financing spreads on residential mortgage investments	0.90%	0.74%	0.84%	1.11%	1.10%	1.09%
Constant prepayment rate (“CPR”)	19.62	23.21	21.98	16.66	17.58	19.18
Operating costs as a percentage of LTIC	1.05	1.18	0.89	0.95	0.71	0.87
Return on common equity capital	8.57	5.80	7.02	10.10	9.68	9.32

*	Consists principally of interest on unsecured borrowings.

CAPSTEAD MORTGAGE CORPORATION
QUARTERLY FINANCING SPREAD ANALYSIS
(annualized, unaudited)

	2015				2014
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments: (a)
Cash yields	2.44%	2.42%	2.41%	2.42%	2.43%	2.44%	2.46%	2.46%
Investment premium amortization	(0.81)	(0.99)	(0.95)	(0.72)	(0.77)	(0.84)	(0.75)	(0.67)
Adjusted yields	1.63	1.43	1.46	1.70	1.66	1.60	1.71	1.79
Secured borrowing rates: (b)
Unhedged borrowing rates	0.48	0.45	0.41	0.38	0.36	0.32	0.32	0.34
Fixed swap rates	0.62	0.57	0.55	0.53	0.51	0.50	0.49	0.50
Adjusted borrowing rates	0.73	0.69	0.62	0.59	0.56	0.51	0.49	0.49
Financing spreads on residential mortgage investments	0.90	0.74	0.84	1.11	1.10	1.09	1.22	1.30
CPR	19.62	23.21	21.98	16.66	17.58	19.18	17.22	15.16

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(b)	Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements.

Fixed swap rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes and exclude differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  These factors equated to 25, 27, 22 and 22 basis points on average currently-paying swap notional amounts outstanding for the fourth, third, second and first quarters of 2015, respectively.

Adjusted borrowing rates reflect unhedged borrowing rates, fixed swap rates and the above mentioned factors, calculated on average secured borrowings outstanding for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures.

	2015				2014
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Financing spreads on residential mortgage investments	0.90%	0.74%	0.84%	1.11%	1.10%	1.09%	1.22%	1.30%
Impact of yields on other interest-earning assets*	(0.01)	(0.03)	(0.04)	(0.04)	(0.05)	(0.04)	(0.05)	(0.04)
Impact of borrowing rates on other interest-paying liabilities*	(0.06)	(0.05)	(0.06)	(0.06)	(0.07)	(0.06)	(0.07)	(0.07)
Total financing spreads	0.83	0.66	0.74	1.01	0.98	0.99	1.10	1.19

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at an average borrowing rate of 8.52% for the fourth quarter of 2015) and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION
FAIR VALUE ANALYSIS
(dollars in thousands, unaudited)

	December 31, 2015					December 31, 2014
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,891,600	$168,723	$6,060,323	$6,221,723	$161,400	$204,037
Longer-to-reset ARMs	4,122,801	148,822	4,271,623	4,266,062	(5,561)	37,095
Fixed-rate	19	–	19	20	1	1
Ginnie Mae securities:
Current-reset ARMs	1,834,279	64,371	1,898,650	1,904,918	6,268	8,796
Longer-to-reset ARMs	1,708,262	54,854	1,763,116	1,755,537	(7,579)	2,802
	$13,556,961	$436,770	$13,993,731	$14,148,260	$154,529	$252,731
Interest rate swap agreements and secured borrowings: (b)
Two-year swap agreements			$8,400,000	$6,669	$6,576	$(4,607)
20-year swap agreements			100,000	(25,010)	(25,010)	(20,702)
Secured borrowings			12,958,394	12,957,196	1,198	(117)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $3 million and unsecuritized investments in residential mortgage loans with a cost basis of $4 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)	To help mitigate exposure to higher interest rates, Capstead uses one-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements with two-year interest payment terms, supplemented with longer-maturity secured borrowings when available at attractive rates and terms. The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings. Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. Related hedge ineffectiveness is recognized in Interest expense. Secured borrowings are not subject to fair value accounting and therefore are carried on the balance sheet at their principal balance outstanding.

The following reflects Capstead’s portfolio financing-related swap positions and secured borrowings with remaining maturities of greater than six months, sorted by quarter of swap contract expiration and borrowing maturity.  Average combined rates reflect related swap fixed-rate payment requirements and secured borrowing rates and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps and unhedged borrowing rates.

Contract Expiration/Borrowing Maturity	Swap Notional Amounts	Longer-Maturity Secured Borrowings	Total	Average Combined Rates
First quarter 2016	$1,700,000	$–	$1,700,000	0.51%
Second quarter 2016	1,100,000	–	1,100,000	0.47
Third quarter 2016	700,000	1,000,000	1,700,000	0.63
Fourth quarter 2016	800,000	450,000	1,250,000	0.69
First quarter 2017	1,000,000	100,000	1,100,000	0.74
Second quarter 2017	900,000	–	900,000	0.74
Third quarter 2017	400,000	–	400,000	0.74
Fourth quarter 2017	1,500,000	–	1,500,000	0.79
First quarter 2018	300,000	–	300,000	0.92
	$8,400,000	$1,550,000	$9,950,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of December 31, 2015 of approximately 11¾ and 8 months, respectively, for a net duration gap of approximately 3¾ months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION
RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS
(as of December 31, 2015)
(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$4,281,626	2.38%	2.71%	1.71%	3.37%	9.64%	6.1
Freddie Mac Agency Securities	1,778,697	2.51	2.86	1.82	2.66	9.80	7.4
Ginnie Mae Agency Securities	1,898,650	2.41	2.17	1.51	1.07	8.40	6.9
Residential mortgage loans	2,661	3.39	2.77	2.04	1.59	10.98	4.8
(57% of total)	7,961,634	2.41	2.61	1.68	2.66	9.38	6.6
Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,223,412	2.75	2.82	1.64	3.65	7.77	40.0
Freddie Mac Agency Securities	2,048,211	2.73	2.85	1.67	2.85	7.80	44.6
Ginnie Mae Agency Securities	1,763,116	2.82	2.16	1.51	1.04	7.87	42.0
(43% of total)	6,034,739	2.77	2.64	1.61	2.61	7.81	42.2
	$13,996,373	2.57	2.62	1.65	2.64	8.70	21.9

Gross WAC (rate paid by borrowers) (d)		3.17

(a)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. At December 31, 2015, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.22. This table excludes $4 million in fixed-rate Agency Securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At year-end, 65% of current-reset ARMs were subject to periodic caps averaging 1.75%; 25% were subject to initial caps averaging 3.32%; 9% were subject to lifetime caps averaging 7.58%; and 1% were not subject to a cap. All longer-to-reset ARM securities at December 31, 2015 were subject to initial caps.

(c)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). After consideration of any applicable initial fixed-rate periods, at December 31, 2015 approximately 88%, 7% and 5% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively. Approximately 75% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.